Exhibit 99.1

COMMITMENT TO PROVIDE FUNDS FOR OPERATIONS FOR INFINITY (INT’L) TRAVEL HOLDINGS INC., A NEVADA CORPORATION

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are acknowledged, the undersigned, Ta-Chih Kuo, as the President, Treasurer and a member of the board of directors of Infinity (Int’l) Travel Holdings Inc., a Nevada corporation (the “Company”), hereby undertakes for a period of one year from the date specified below to provide and advance to the Company the principal amount of Two Hundred Thousand United States Dollars ($200,000.00), in such amounts and on such dates as the board of directors, shall determine to be in the best interest of the Company.
Any amounts so provided and advanced by the undersigned shall not accrue interest and shall be payable on demand; provided, however, such demand will not be made prior to the expiration of that one year period after the date specified below.

Dated:  ________, 201__                                       ________________________________
             Ta-Chih Kuo